Targeted Medical Pharma, Inc. 8-K

EXHIBIT 10.5

February 15, 2010

Mr. Amir Blachman
1824 Manning Avenue #16,
Los Angeles, CA 90025

Dear Amir:

It is our pleasure to extend the following offer of employment to you on behalf of Targeted Medical Pharma.

Title: Vice President of Operations

Reporting Relationship: The position will report to Dr. William Shell, Elizabeth Charuvastra, RN and Kim Giffoni.   You performance reviews will be done by Dr. Shell.

Job Description: You will be responsible for the management of:
1.	Contract management and administration
2.	Business reporting and analytics
3.	Corporate branding and product marketing
4.	Human resource administration

Base Salary: For the first 90 days of employment you will be paid in bi-weekly installments equivalent to $90,000 on an annual basis.  After 90 days your performance will be evaluated and your pay rate and any other compensation will be adjusted commensurate to your performance in the 90 day period and to your level of responsibilities going forward.  All pay is subject to deductions for taxes and other withholdings as required by law or the policies of the company.

Performance Bonuses: Any bonuses are at your manager’s discretion and will based upon your level of success in carrying out your areas of responsibility.

Benefits: The current, standard company health, life, disability and dental insurance coverage are supplied per company policy and are based on a scale proportional to rate of pay.  You will be covered under the company’s insurance programs from the first day of employment.  Eligibility for other benefits, including pension plan, 401(k) and any reimbursements will generally take place per company policy.

Stock Options:  Should the company decide to continue your employment beyond the first 90 days of employment, you will receive a ten year option to purchase 5,000 share of common company stock at a price of $5.00 per share.  You will vest 100% on the 91st day of employment.  Options may be exercised per the guidelines of the company stock option plan.

Vacation and Personal Time Off: Vacation and personal time off are accrued per company policy.

Phone/Travel Allowance: Normal and reasonable expenses will be reimbursed on a monthly basis per company policy and upon completion of the appropriate expense request form and you will be provided a mobile phone by the company.

Start Date: February 16, 2010

Administrative: On your first day of work, please bring a copy of your driver’s license and social security card.

At-Will Employment: Your employment with the company is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.

If you are in agreement with the above outline, please sign below. This offer is in effect for five business days.

Sincerely,

/s/ William Shell	2/15/2010
Dr. William Shell, CEO

Accept Job Offer:
By signing and dating this letter below, I accept this job offer.

/s/ Amir Blachman	2/15/2010
Amir R. Blachman

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